Exhibit 99.1


                                                               November 17, 1997


Mr. Anthony D. Autorino
Chairman and Chief Executive Officer
Shared Technologies Fairchild, Inc.
100 Great Meadow Road, Suite 104
Wethersfield, CT  06109

Dear Mr. Autorino:

     Over the past year, Intermedia Communications Inc. ("ICI") consistently has expressed an interest in a business combination between ICI and Shared Technologies Fairchild, Inc. ("STF"). We were greatly disappointed when STF entered into a merger agreement with Tel-Save Holdings, Inc. ("Tel-Save"), and continue to believe that a business combination between ICI and STF makes more sense for STP and its stockholders than the proposed merger with Tel-Save.

     Accordingly, ICI hereby offers to acquire STF by means of a merger in which the holders of common stock of STF would receive $15.00 per share, net to such holders, in cash. In such merger, the holders of the STF Series D Preferred Stock, the Series I 6% Cumulative Convertible Preferred Stock and the Series J Redeemable Special Preferred Stock would receive $15.00, $251.49 and $109.59 per share in cash, respectively. Outstanding options and warrants would be cashed-out at the value of the option "spread". ICI is prepared to enter into a merger agreement with STF containing substantially the same representations, warranties, covenants and conditions as the merger agreement with Tel-Save, except that the consideration to be offered to STF's stockholders would be as set forth in this letter. We have enclosed execution counterparts of a merger agreement (the "Merger Agreement") and a stock option agreement (the "Stock Option Agreement") to be executed by certain stockholders of STF.

     This offer has been approved by our Board of Directors and is subject to approval by your Board of Directors, the termination of the existing merger agreement with Tel-Save, the execution of the Merger Agreement by STF, the execution of the Stock Option Agreement by certain stockholders of STF and the receipt of all required antitrust and other regulatory approvals. ICI has sufficient cash on hand to fund the merger, and therefore this offer is not contingent upon receipt of financ-


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ing or the registration of securities. This offer is not contingent upon any additional due diligence by ICI.

     Our offer represents a 25.65% premium to STF's closing stock price on November 14, 1997. The transaction is valued at approximately $365,670,000, a premium of $81,320,000 (or $3.18 per share of STF common stock) to the market's current valuation of the proposed acquisition of STF by Tel-Save.

     We believe that our proposed transaction is in the best interests of STF and its stockholders. STF's stockholders would receive a substantial premium in a transaction with ICI over the proposed transaction with Tel-Save. Our offer is clearly a superior proposal to the proposed Tel-Save transaction. You owe it to your stockholders to consider it.

     In light of the STF stockholders meeting currently scheduled for December 1, 1997, we should meet immediately in order to discuss our offer in detail. In view of the firm nature of our offer, we have been advised by counsel that we are required to make a public announcement of this offer, and expect to do so today. If not previously accepted by you, our offer will expire at 8:00 a.m., New York time, on November 25, 1997.

     I look forward to hearing from you, and to working with you on this transaction.


                                   Sincerely yours,


                                   /s/ David C. Ruberg
                                   ----------------------------------
                                   David C. Ruberg
                     President, Chief Executive Officer and
                     Chairman Intermedia Communications Inc.

cc:   Jeffrey J. Stiner
      Mel D. Borer
      Thomas H. Decker
      William A. DiBella
      Vincent DiVincenzo
      Natalia Hercot
      Ajit G. Hutheesing
      Jo McKenzie
      Donald E. Miller
      James J. Clark, Esq.